[REPOS 306.15]

SUBCUSTODIAL UNDERTAKING IN CONNECTION
WITH MASTER REPURCHASE AGREEMENT

     This Subcustodial Undertaking In Connection With Master Repurchase Agreement (the "Agreement") is made and entered into as of the date set forth below by and among ____________ ("Seller"), a ____________ and Registered Broker-Dealer, each registered investment company ("Fund") listed on Appendix A (each such investment company or series thereof as indicated on Appendix A, "Buyer"), The Bank of New York ("Custodian"), Buyer's custodian, a New York corporation authorized to do a banking business, and JP Morgan Chase Bank, N.A. ("Bank"), a national banking association.

     WHEREAS, Fund and Seller have entered into a Master Repurchase Agreement (the "Repurchase Agreement") dated _________________________; and

     WHEREAS, Buyer, Seller and Custodian have requested that Bank undertake certain agency and custodial functions in connection with the Repurchase Agreement pursuant to the terms hereof; and

     WHEREAS, Bank has agreed to act as agent and subcustodian for Seller and Buyer in connection with the Repurchase Agreement pursuant to the terms hereof;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

     (a) Additional Purchased Securities. Securities provided by Seller and held by Bank for the benefit of Buyer to attain the Margin Value.

     (b) Business Day. Any day, from Monday through Friday, on which Bank and Seller are open to transact business.

(c) Buyer's Account. The meaning set forth in Section 2 of this Agreement.

(d) Clearing Corporation. The meaning set forth in Section 7(h) of this Agreement.

     (e) Event of Default. An Event of Default on the part of Seller or Buyer under the Repurchase Agreement.

     (f) Income. With respect to any Security at any time, any principal thereof then payable and all interest, dividends or other distributions thereon.

     (g) Margin Percentage. l02% or such other percentage as is specified on Schedule 1 hereto. Unless otherwise specified on Schedule 1 hereto, the Margin Percentage for cash shall be 100%.

     (h) Margin Value. With respect to any Repurchase Transaction, the amount obtained by dividing the Market Value of each Security by the applicable Margin Percentage and aggregating such amounts. The Margin Value of Securities shall equal or exceed the Purchase Price at the times calculated by Bank pursuant to this Agreement.

     (i) Market Value. The most recently available closing bid price (usually from the previous Business Day) for the particular Security as made available to Bank by a recognized pricing service which Bank uses for pricing such Security, plus, with respect to debt Securities, any accrued interest on such Securities (to the extent not reflected in such pricing). If no price is available, Bank shall be authorized to price any Security by contacting any dealer designated as a "primary dealer" by the Federal Reserve Bank of New York and relying upon any price quoted by such "primary dealer" as if it were quoted by a recognized pricing service or Bank may price such Security in accordance with the methodology utilized by Bank for such purpose in the ordinary course of its business. Notwithstanding the foregoing, cash shall be valued at face value.

     (j) Purchase Date. With respect to any Repurchase Transaction, the Business Day on which Purchased Securities are sold to Buyer by Seller.

     (k) Purchase Price. With respect to any Repurchase Transaction, the price at which Purchased Securities are sold to Buyer by Seller.

     (l) Purchased Securities. The Securities sold by Seller to Buyer (including Securities substituted therefor) under a Repurchase Transaction. Purchased Securities shall also include Additional Purchased Securities.

     (m) Repurchase Date. With respect to any Repurchase Transaction, the Business Day on which Seller is to repurchase the Purchased Securities from Buyer, which date may be the Business Day after the Purchase Date.

     (n) Repurchase Price. With respect to any Repurchase Transaction, the price at which Purchased Securities are to be repurchased upon termination thereof.

     (o) Repurchase Transaction. A transaction whereby Seller sells certain Securities to Buyer, subject to Buyer's agreement to resell such Securities to Seller at a future date at a stated price plus interest, all pursuant to and in accordance with the Repurchase Agreement.

     (p) Securities. Debt obligations issued or guaranteed directly or indirectly by the United States government or any agency, instrumentality or establishment thereof (including, without limitation, government-sponsored enterprises and entities the obligations of which are registered in the form of an entry on the records of the Federal Reserve Bank of New York) or such other securities or property identified on Schedule 1 hereto. Securities shall always include cash.

(q) Seller's Account. The meaning set forth in Section 2 of this Agreement.

     (r) Term Repurchase Transaction. The meaning set forth in Section 3(g) of this Agreement.

Any references to time shall mean the time in effect in New York, New York.

     All provisions in this Agreement for the transfer, payment or receipt of funds or cash shall mean transfer of, payment in, or receipt of United States dollars in immediately available funds.

2. Maintenance of Accounts

     (a) Each of Seller, Custodian and Buyer hereby appoints Bank as subcustodian of all Securities at any time delivered to, and accepted by, Bank on its behalf in connection with this Agreement and as its agent to effect Repurchase Transactions as specified in this Agreement. Bank hereby accepts appointment as subcustodian and agent and agrees to establish and maintain Buyer's Account (as defined below) as provided hereunder.

     (b) Bank maintains a cash account for cash and a custody account for securities and other property for the benefit of Seller (collectively, "Seller's Account"). Seller, Custodian and Buyer instruct Bank to establish and maintain a cash account for cash and a custody account for securities and other property for the benefit of Buyer (collectively, "Buyer's Account"). Bank hereby acknowledges that Bank holds Buyer's Account and all securities, cash or other property from time to time deposited in Buyer's Account, as bailee and securities intermediary on Buyer's behalf, subject to this Agreement. Bank shall segregate all securities, cash and other property in Buyer's Account from the assets of Bank or other persons in its possession by appropriate identification on the books and records of Bank. Bank hereby waives any security interest, lien or right of setoff against Buyer's Account and the property therein.

     (c) Bank and Buyer intend that the receipt and maintenance by Bank of property in Buyer's Account and property received by Bank from Buyer in connection with this Agreement until credited to Buyer's Account shall constitute a bailment under the laws of the State of New York subject to this Agreement and not a debtor-creditor relationship. With respect to cash, Bank and Buyer intend to create a special deposit account in favor of Buyer. Bank shall not pay any interest on any cash held at any time in Buyer's Account. The parties intend that: (i) Buyer's custody account shall be a "securities account", (ii) Bank shall be a "securities intermediary" and (iii) all property in Buyer's Account, other than cash, shall be a "financial asset" and "investment property" (as such terms are defined in revised Articles 8 and 9 of the Uniform Commercial Code as the same may be (or deemed to be) in effect pursuant to applicable law or regulation). The parties acknowledge that Bank is a commercial bank acting as custodian for Buyer as a customer in connection with the securities contracts contemplated by this Agreement, and therefore, Buyer is a "financial institution" within the meaning of Section 101 of the federal Bankruptcy Code.

     (d) All property from time to time in Seller's Account shall be owned and controlled solely by Seller, and Bank shall follow only Seller's instructions with respect to Seller's Account. All property from time to time in Buyer's Account shall be owned and controlled solely by Buyer, and Bank shall follow only Buyer's instructions (including the instruction contained in the next sentence) with respect to Buyer's Account. The provisions of this Agreement set forth circumstances in which Seller may give Bank instructions with respect to the transfer of Securities in Buyer's Account, and Buyer hereby instructs Bank to follow such instructions of Seller in accordance with the provisions of this Agreement.

     3. Specific Repurchase Transactions (a) Upon receipt of instructions from Seller specifying the Purchased Securities, Purchase Price and Purchase Date, Bank shall (i) on the Purchase Date, debit Buyer's Account in an amount equal to the Purchase Price and credit the Purchase Price to Seller's Account against the transfer of the Purchased Securities required to attain the Margin Value from Seller's Account to Buyer's Account, and (ii) on the Repurchase Date, with further instructions from Seller, transfer the Purchased Securities from Buyer's Account to Seller's Account against the credit to Buyer's Account of immediately available funds in an amount specified by Seller which shall not be less than the Purchase Price and the debit of such amount from Seller's Account.

(b) Bank shall be responsible for verifying that all Purchased Securities are Securities.

     (c) At the close of business on any Purchase Date or Deemed Purchase Date (as hereinafter defined), without any liability resulting to Bank, Bank may, but shall not be required to, effectuate a Repurchase Transaction in part in the event that either (i) Buyer or Custodian fails to cause Buyer's Account to be credited with an amount at least equal to the Purchase Price or (ii) Seller fails to cause Seller's Account to be credited with the Purchased Securities required to attain the Margin Value and Bank does not advance the amount of any deficiency as contemplated in Section 3(d) below. In any such event, Seller and Buyer shall remain obligated to each other pursuant to the terms of the Repurchase Agreement.

     (d) It is expressly agreed and acknowledged by Buyer, Custodian and Seller that (i) Bank is not guaranteeing performance of or assuming any liability for the obligations of Buyer or Seller hereunder nor is it assuming any credit risk associated with Repurchase Transactions, which liabilities and risks are the responsibility of Buyer and Seller; further, it is expressly agreed that Bank is not undertaking to make credit available to Seller or Buyer to enable it to complete Repurchase Transactions and (ii) however, in the event that the Margin Value of the Purchased Securities in Seller's Account does not equal or exceed the Purchase Price, or there is insufficient cash in Seller's Account to fulfill Seller's obligations to Buyer on the Repurchase Date or on any Business Day during a Term Repurchase Transaction as such obligations are specified to Bank, Bank may, at Bank's option and without notice to Seller, advance the amount of such deficiency on Seller's behalf and Seller shall be obligated to repay such amount to Bank, plus interest at a rate to be determined from time to time. Notwithstanding the fact that Bank may from time to time make advances or loans pursuant to this paragraph or otherwise extend credit to Seller, whether or not as a regular pattern, Bank may at any time decline to extend such credit for any reason, including, but not limited to, if Bank believes Seller to be insecure or Bank believes Seller's ability to perform its obligations hereunder may be impaired, or if Bank is precluded from extending such credit as a result of any law, regulation or applicable ruling. [Notwithstanding anything in this Agreement to the contrary, Bank shall not be obligated to transfer from Seller's Account to Buyer's Account any cash or securities which it has a right not to transfer pursuant to any agreement between Seller and Bank.]

     (e) Unless instructions are timely received by Bank from Seller with respect to specific Purchased Securities which are to be transferred from Seller's Account to Buyer's Account, Bank may transfer in Bank's sole discretion any Securities with a Margin Value equal to or greater than the Purchase Price.

     (f) Seller may substitute other Securities for any Purchased Securities provided that the Securities in Buyer's Account after the substitution have a Margin Value equal to or greater than the Purchase Price.

     (g) In connection with any Repurchase Transaction the Repurchase Date of which is not the Business Day immediately following the Purchase Date (each, a "Term Repurchase Transaction"), Bank shall (i) transfer at the beginning of each Business Day after the Purchase Date (but not including the Repurchase Date) all Purchased Securities subject to such Repurchase Transaction from Buyer's Account to Seller's Account against the transfer from Seller's Account to Buyer's Account of cash in an amount equal to the Purchase Price for such Repurchase Transaction (such cash to constitute cash margin unless otherwise specified by Seller) and (ii) transfer at the end of each Business Day after the Purchase Date (but not including the Repurchase Date) from Buyer's Account to Seller's Account such cash margin against the transfer from Seller's Account to Buyer's Account of Securities having a Margin Value equal to or greater than the amount of such cash margin.

     (h) Seller and Buyer agree that in effecting Repurchase Transactions, Bank's transfers between Seller's Account and Buyer's Account, including without limitation, substitutions, are intended to be, and shall be deemed to be, simultaneous.

     (i) Buyer and Seller agree and acknowledge that the amounts and values of cash and Securities to be transferred by Bank in accordance with the provisions of this Agreement may differ from those required in accordance with the provisions of the Repurchase Agreement, and Bank shall have no liability in respect of any such differences. Seller and Buyer shall in all events remain obligated to each other pursuant to the terms of the Repurchase Agreement.

     4. Income. Bank shall credit to Seller's Account all Income paid by or on behalf of issuers in respect of Purchased Securities in the event that any such amounts are received by Bank. Notwithstanding the foregoing, in the event Bank receives a written notice from Buyer of an Event of Default by Seller, Bank shall credit such amounts thereafter received by Bank to Buyer's Account. Bank shall be entitled to withhold taxes or other levies, if any, on Income received by Bank prior to crediting it to Seller's Account or Buyer's Account, as applicable. Seller and Buyer hereby acknowledge that all payments of Income are subject to the rules and procedures of the appropriate Clearing Corporation.

     5. Bank's Obligation to Hold Purchased Securities. Seller, Buyer, Custodian and Bank agree that the Securities in Buyer's Account from time to time will be held for Buyer by Bank as bailee and securities intermediary on Buyer's behalf, that the Bank will follow Buyer's instructions directing transfer with respect to any Securities in Buyer's Account and that in no event shall any consent of the Seller be required for the taking of any such action by Bank. Buyer and Custodian each hereby covenant, for the benefit of Seller, that it will not instruct Bank to deliver any Purchased Securities or Additional Purchased Securities to any person other than Seller until the date, if any, when an Event of Default shall have occurred (in the case of Custodian, when Custodian has been notified that an Event of Default shall have occurred) as to which Seller is the defaulting party. The foregoing covenant is for the benefit of Seller only and shall in no way be deemed to constitute a limitation on Buyer's or Custodian's right at any time to instruct Bank with respect to the transfer of Securities or on Bank's obligation to act upon such instructions.

     6. Daily Statement to Seller, Custodian and Buyer. Bank shall send to Seller, Custodian and Buyer a statement describing the Purchased Securities and/or Additional Purchased Securities held in Buyer's Account as of the close of the Business Day. The statement shall be sent by the close of the Business Day following the date to which such statement applies. The statement shall include the Market Value of such Purchased Securities and Additional Purchased Securities as of the date to which the statement applies. No statement will be sent with respect to a Business Day on which there are no Purchased Securities or Additional Purchased Securities in Buyer's Account as of the close of the Business Day. Custodian, Buyer and Seller shall promptly review all such statements and shall promptly advise Bank of any error, omission, or inaccuracy in the Purchased Securities or Additional Purchased Securities positions reported. Bank shall undertake to correct any errors, failures, or omissions that are reported to Bank by Custodian, Buyer or Seller. Any such corrections shall be reflected on subsequent statements to the extent possible.

7. Care of Property; Reliance on Instructions; and Pricing of Securities.

     (a) Bank shall exercise the reasonable care of a professional custodian with respect to property in Buyer's Account. Notwithstanding anything to the contrary in this Agreement, Bank shall not be liable for any costs, expenses, damages, liabilities or claims (collectively, "Damages"), resulting from its action or omission to act in connection with this Agreement, except to the extent that such Damages result from the negligence or willful misconduct of Bank. In the case of loss of property in Buyer's Account caused by Bank's negligence or willful misconduct, Bank's liability for lost property shall be limited to the Market Value thereof at the date of the discovery of such loss. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL BANK BE LIABLE FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS) EVEN IF BANK HAS BEEN ADVISED AS TO THE POSSIBILITY THEREOF AND REGARDLESS OF THE FORM OF ACTION. Bank, at its option, may insure itself against loss from any cause but shall be under no obligation to obtain insurance directly for the benefit of either Seller, Custodian or Buyer. In matters concerning or relating to this Agreement, Bank shall not be responsible for compliance with any statute or regulation regarding the establishment or maintenance of margin credit, including but not limited to Regulations T or X of the Board of Governors of the Federal Reserve System or with any rules or regulations of the Office of the Controller of the Currency. Bank shall not be liable for any acts or omissions of the other parties to this Agreement. Bank shall not have any duty to require that any cash, securities or other property be delivered to it or to determine that the amount and form of property deposited in the accounts comply with any applicable requirements other than as specified in this Agreement.

     (b) Bank, at any time, without any resulting liability to it, may act hereunder in reliance upon any instructions or notices Bank believes to be genuine; provided, however, that all instructions and notices to Bank shall be by a signed writing (via telecopy, facsimile or otherwise), by electronic communication or by oral communication, including the code which may be assigned by Bank to Custodian or Buyer from time to time. Instructions to Bank from Seller may also be given in the manner specified in the Clearance Agreement between Bank and Seller. In the event that payment or delivery of cash or Securities is not made in accordance with Section 3 hereof, Bank shall have no obligation to perform the functions specified therein.

     (c) Buyer's Behalf. Until written notice is given to Bank by Buyer to the contrary, and Bank has had a reasonable time to amend its records, the persons listed on Schedule 2 hereto as having authority to act on behalf of Buyer or Custodian shall be authorized to act on behalf of Buyer, any one of whom shall have authority to purchase, sell, give notices and otherwise act under this Agreement on behalf of Buyer.

     (d) Custodian's Behalf. Until written notice to Bank by Custodian to the contrary, and Bank has had a reasonable time to amend its records, the persons listed on Schedule 2 hereto shall be authorized to act on behalf of Custodian, any one of whom shall have authority to purchase, sell, give notices and otherwise act under this Agreement on behalf of Custodian.

     (e) All transfers of securities and cash from Custodian or Buyer to Bank shall be made to the account listed on Schedule 2 hereto, unless otherwise agreed between Bank, Custodian and Buyer. All transfers of securities and cash from Bank to Custodian shall be made to the account listed on Schedule 2 hereto, unless otherwise specified in a written notice to Bank by Custodian.

     (f) Bank may rely upon a recognized pricing service (or its equivalent as provided in the definition of Market Value) or a recognized credit rating service in determining the Market Value or credit rating of the Purchased Securities and Additional Purchased Securities, as applicable, and shall in no circumstances be liable for any errors made by such service.

     (g) All credits, debits or transfers shall be deemed to have been completed at such time as recorded on Bank's books.

     (h) Bank undertakes to perform only such duties as are expressly set forth in this Agreement.

     (i) Transfer of Securities to Bank hereunder may be accomplished by crediting a proprietary or pledgee account of Bank with the Federal Reserve Bank of New York ("FRBNY"), The Depository Trust Company ("DTC") or other depository legally available to Bank ("Other Legal Depository"), as the case may be, or by delivery of physical certificates to Bank in negotiable form. Seller, Custodian and Buyer agree that Bank's use of the FRBNY, DTC or Other Legal Depository in connection with the Repurchase Transactions contemplated under this Agreement is authorized and shall fully comply with all terms and conditions of this Agreement regarding Bank's transfer and custody of such Securities. Buyer, Custodian and Seller acknowledge and understand that all transfers of Securities by the FRBNY, DTC or Other Legal Depository, as the case may be, will be subject to the then applicable rules and procedures of the applicable depository. The FRBNY, DTC and Other Legal Depository shall not be deemed to be agents of Bank. Notwithstanding anything to the contrary contained in this Agreement, Bank shall be authorized, in its reasonable discretion, to accept a trust receipt from any financial intermediary as a Security.

     (j) Bank is not a party to the Repurchase Agreement. Bank's obligations hereunder shall not be affected by, nor does Bank assume any liability under, the Repurchase Agreement.

     (k) Bank shall not be deemed to have independent knowledge or notice of the existence of an Event of Default. Bank shall be entitled to rely on Custodian's, Buyer's or Seller's written notice

(including, without limitation, facsimile notice) thereof and shall have no duty to inquire into the nature or validity of an Event of Default.

     (l) Bank may, with respect to questions of law, apply for and obtain the advice and opinion of counsel and shall not be deemed to be negligent or have engaged in willful misconduct in any action taken or omitted by Bank in good faith in conformity with such advice or opinion.

     (m) Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for:

(i) the title, validity or genuineness of any securities, other property or document;

(ii) the legality of the purchase, sale, delivery or transfer of any securities or other property, the propriety of the price for which the same is acquired, sold, delivered or transferred or the enforceability of any trust receipt received by Bank pursuant to this
Agreement;

(iii) the due authority to act on behalf of Buyer or Custodian of any person
Bank in good faith believes is authorized to act on behalf of Buyer or Custodian;

(iv) the due authority to act on behalf of Seller of any person Bank in good faith believes is authorized to act on behalf of Seller;

(v) the due authority of Seller, Buyer, Custodian or any entities for which Buyer or Custodian acts to deliver, transfer, obtain or hold any particular property pursuant to this Agreement.

     (n) Buyer and Seller agree that Bank shall have no obligation to monitor whether any Securities transferred or to be transferred hereunder derive all or a portion of their value from changes in the value of underlying securities, mortgages or other obligations or one or more currencies, commodities, indices or other factors ("Derivative Securities"). Accordingly, the parties agree that notwithstanding anything to the contrary in this Agreement, it shall be Buyer's and Seller's responsibility to ensure that Securities do not include Derivative Securities unless they have otherwise agreed. Bank shall have no liability whatsoever for any loss, damage or expense arising out of any ineligibility of Derivative Securities which are the subject of Repurchase Transactions.

     (o) Bank does not in any way undertake to, and shall not have any responsibility to, monitor or ascertain the compliance of any transactions in the Securities with any exemptions from registration under the Securities Act of 1933, as amended, or of any other state or federal securities laws.

     (p) Notwithstanding anything to the contrary in this Agreement, Bank shall not be required to buy or sell or arrange for the purchase or sale of any Securities in connection with this Agreement or to follow any instructions other than those directing the transfer of Securities.

     (q) In the event the funds or Securities available in Buyer's Account or Seller's Account are inadequate to effectuate Repurchase Transactions in accordance with Section 3 hereof, Bank shall have no obligation to perform the functions specified in Section 3 hereof.

     8. Compensation. Seller hereby agrees to pay Bank compensation for the services to be rendered hereunder, based upon rates which shall be determined from time to time in a manner agreed upon by Bank and Seller.

     9. Indemnification. Seller and Buyer hereby agree, jointly and severally, to indemnify Bank for, and hold it harmless against, any loss, liability or expense in connection with, arising out of or in any way related to this Agreement or the Repurchase Agreement, or any action or omission by Bank in connection with this Agreement, including the reasonable costs, expenses and fees of attorneys chosen by Bank incurred in defending any claim of such liability, except that Seller and Buyer shall not be liable for any loss, liability or expense to the extent that it is determined to be the direct result of acts or omissions on the part of Bank constituting negligence or willful misconduct. Notwithstanding the foregoing, Bank shall be absolutely indemnified by each other party for, and held harmless against, any loss, liability or expense (including the reasonable costs, expenses and fees of attorneys chosen by Bank incurred in defending any claim of such liability) incurred as a result of complying with the instructions of Buyer or Seller, including without limitation any such compliance which constitutes or is alleged to constitute a violation of the rights of any party or a violation of an injunction, stay, order or law. These indemnification obligations shall survive the termination of any Repurchase Transaction, the Repurchase Agreement, this Agreement or all of them. For purposes of this Section, "Bank" shall mean Bank, any existing or future parent company of Bank, any existing or future direct or indirect subsidiary of such parent company and any director, officer, employee or agent of any of the foregoing.

     10. Limitations of Custodian's Liability. With respect to the transactions contemplated by this Agreement, Custodian has undertaken only the duties set forth in this Agreement. As between Buyer and Custodian, the terms of the custodian agreement between them are incorporated by reference herein and shall apply to and govern with respect to (i) any losses, liability and expenses of such parties (including without limitation, exculpations, privileges and indemnities in favor of Custodian) arising out of matters covered by this Agreement; and (ii) any instructions, actions, duties and rights (including compensation of Custodian for its services and reimbursement for its expenses provided, however, that such custodian agreement shall not affect Bank's right to seek indemnification from Buyer pursuant to Paragraph 10 of this Agreement. Notwithstanding anything to the contrary in this Agreement, Custodian shall not be liable to Buyer for any special consequential or indirect damages, even if Custodian has been advised as to the possibility thereof. In matters concerning or relating to this Agreement, Custodian shall not be responsible for the compliance of any other party with any statute or regulation applicable to that party. Custodian shall not be liable for any acts or omissions of the other parties to this Agreement. Custodian shall not have any duty to determine that the amount and form of assets deposited in the accounts comply with any applicable requirements.

11. Event of Default; Continuing Disputes; Effect of Notice of Levy, Etc.

     (a) If either Buyer or Seller shall declare an Event of Default, Custodian, Buyer or Seller shall deliver a written notice of an Event of Default to Bank. Bank shall notify the defaulting party (or Custodian, if the defaulting party is Buyer) of Bank's receipt of a written notice of an Event of Default.

     (b) From and after Bank's receipt of a written notice of an Event of Default from Custodian, Buyer or Seller, Bank shall continue to hold all Purchased Securities, cash and Additional Purchased Securities in Buyer's Account. In the absence of any dispute between, conflicting claims by or conflicting instructions from any of Seller, Buyer, Custodian and any other person(s) with respect to the Securities, cash or any other matter covered by this Agreement and if Bank, in the opinion of its counsel, is permitted by law to do so, Bank is hereby instructed to follow the instructions of the non-defaulting party (or Custodian, if the non-defaulting party is Buyer) with respect to the non-defaulting party's Account, and, if the non-defaulting party is Seller, Bank is hereby further instructed to follow the instructions of Seller to accept into Buyer's Account cash in substitution of any Securities therein. Bank shall have no obligation to verify any amount(s) owed by Seller to Buyer pursuant to the Repurchase Agreement. Without any liability resulting to Bank, Bank shall be entitled to rely solely on Seller's instructions specifying the amount of cash to credit to Buyer's Account.

     (c) Notwithstanding anything to the contrary in this Agreement, in the event of any dispute between, conflicting claims by or conflicting instructions from Seller and Buyer with respect to the Securities, cash or other matter covered by this Agreement, Bank shall follow the instructions of Buyer or Custodian and disregard the instructions of Seller with respect to Buyer's Account.

     (d) Bank shall not be required to deliver or transfer cash or securities in contravention of any order, judgment, levy, restraining notice, seizure or other similar notice issued or directed by a governmental agency or court, or officer thereof, asserting jurisdiction over Bank, any existing or future parent company of Bank, any existing or future direct or indirect subsidiary of such parent company or any director, officer, employee or agent of any of the foregoing, which on its face affects such cash or securities. Bank shall give Buyer, Custodian and Seller prompt notice of any such notice or order.

     12. Funds Transfer Name/Identifying Number Inconsistencies. In executing or paying a payment order, Bank may rely upon the identifying number (e.g. Fedwire routing number or account number) of any party as instructed in the payment order. Seller assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Seller's name. Buyer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Buyer's name. Custodian assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Custodian's name.

13. Representations and Warranties.

     (a) Fund represents and warrants that (i) (A) Fund is either a duly organized and validly existing corporation under the laws of the State of Maryland or a business trust under the laws of the Commonwealth of Massachusetts, in each case with all necessary power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder and under the Repurchase Agreement and (B) if applicable, Buyer is a duly authorized separate series of Fund, (ii) this Agreement and performance of all transactions contemplated hereunder and under the Repurchase Agreement have been duly authorized, executed and delivered in accordance with all requisite action, (iii) the person executing this Agreement on its behalf has been duly and properly authorized to do so, (iv) this Agreement constitutes a valid, legal and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws relating to or limiting creditors' rights generally, or by equitable principles, (v) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder and under the Repurchase Agreement will not violate any agreement by which it is bound or by which any of its assets are affected, or its charter or by-laws, or any statute, regulation, rule, order or judgment applicable to it, (vi) it has the unqualified right to buy the Securities from Seller and resell the Securities to Seller upon the terms and subject to the conditions set forth in the Repurchase Agreement, (vii) all of the Purchased Securities while held in Buyer's Account shall not at any time be or become subject to any lien, claim, security interest or encumbrance of any person or entity other than Buyer except as permitted by this Agreement, and all of such Purchased Securities, upon delivery to Seller, will be free and clear of any lien, claim, security interest or encumbrance (except any lien, claim, security interest or encumbrance to which such Purchased Securities were subject at the time of delivery by Seller to Buyer), (viii) the establishment of Buyer's Account and its operation by the parties designated herein have been duly authorized and no other action is required prior to commencing operation of such account, (ix) its principal executive office is located at 200 Park Avenue, New York, New York 10106, (x) it is subject to regulation primarily by the U.S. Securities and Exchange Commission, (xi) it is not a "financial institution" for purposes of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), (xii) it is not an "insured depository institution" for purposes of the Federal Deposit Insurance Act (the "FDIA"), and, if it is, it shall during the term of this Agreement comply with the written agreement and related requirements of Section 1823(e) of the FDIA and (xiii) it will deliver to Bank a complete copy of the Repurchase Agreement and all amendments thereto or modifications thereof promptly upon Bank's request.

     (b) Fund further represents and warrants that if it is acting as agent for one or more third parties, Fund is either authorized by virtue of standing instructions or is a fiduciary or an agent with the authority to enter into, execute and bind such third parties to this Agreement and the Repurchase Transactions effected for such third parties. Fund is authorized to make, and makes each of the representations and warranties above applicable to Fund for each of such third parties. If Fund acts beyond the authority granted to it by any such third party or any entity acting on behalf of such third party or exceeds any limitations on transactions imposed by Seller and agreed to by Fund, Fund will be liable for all such actions as if it were the principal with respect thereto provided that the same shall not limit in any manner the liability of such third party or any other party for such actions and related transactions.

     (c) Seller represents and warrants that (i) it is a duly organized and validly existing limited liability company under the laws of the State of Delaware with all necessary power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder and under the Repurchase Agreement, (ii) this Agreement and performance of all transactions contemplated hereunder and under the Repurchase Agreement have been duly authorized, executed and delivered in accordance with all requisite corporate action, (iii) the person executing this Agreement on its behalf has been duly and properly authorized to do so, (iv) this Agreement constitutes a valid, legal and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws relating to or limiting creditors' rights generally, or by equitable principles, (v) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder and under the Repurchase Agreement will not violate any agreement by which it is bound or by which any of its assets are affected, or its charter or by-laws, or any statute, regulation, rule, order or judgment applicable to it, (vi) it has the unqualified right to sell, buy, transfer, assign and/or pledge the Securities transferred on its behalf hereunder, and all of such Securities upon delivery to Buyer, will be free and clear of any lien, claim, security interest or encumbrance, (vii) it is acting as principal for its own account and (viii) it will deliver to Bank a complete copy of the Repurchase Agreement and all amendments thereto and modifications thereof promptly upon Bank's request.

     (d) Custodian represents and warrants that (i) it is a duly organized and validly existing corporation under the laws of the State of New York with all necessary power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder and under the Repurchase Agreement, (ii) this Agreement and performance of all transactions contemplated hereunder have been duly authorized, executed and delivered in accordance with all requisite corporate action, (iii) the person executing this Agreement on its behalf has been duly and properly authorized to do so, (iv) this Agreement constitutes a valid, legal and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws relating to or limiting creditors' rights generally, or by equitable principles and (v) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder will not violate any agreement by which it is bound or by which any of its assets are affected, or its charter or by-laws, or any statute, regulation, rule, order or judgment applicable to it.

     (e) Bank represents and warrants that (i) it is duly organized and validly existing national banking association under the laws of the United States of America with all necessary power and authority to execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder, (ii) this Agreement and performance of all transactions contemplated hereunder have been duly authorized, executed and delivered in accordance with all requisite corporate action, (iii) the person executing the Agreement on its behalf has been duly and properly authorized to do so, (iv) this Agreement constitutes a valid, legal and binding obligation enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws relating to or limiting creditors' rights generally, or by equitable principles and (v) the execution, delivery and performance of this Agreement and the transactions contemplated hereunder will not violate any agreement by which it is bound or by which any of its assets are affected, or its charter or by-laws, or any statute, regulation, rule, order or judgment applicable to it.

     These representations and warranties shall be deemed to be repeated on each day on which a Repurchase Transaction is outstanding.

     14. Entire Agreement, Modification or Amendment; Survival. This Agreement and the Repurchase Agreement constitute the entire agreement of the parties with respect to their subject matter and supersede all prior oral or written agreements in regard thereto. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties. In the event of conflict between this Agreement and the Repurchase Agreement, this Agreement shall control.

     15. Separate Agreements. The parties hereto acknowledge that Funds have executed one Agreement with Seller, Custodian and Bank for convenience and that the provisions of this Agreement among Seller, Custodian and Bank and each Fund (and, if applicable, Buyer) shall be several, separate and distinct from those among Seller, Custodian and Bank and each other Fund and Buyer, to the same effect as would be the case if each Fund or Buyer executed a separate Agreement with Seller, Custodian and Bank without execution thereof by any other Fund or Buyer.

     16. Termination. This Agreement shall terminate forthwith upon termination of the Repurchase Agreement and written notification thereof to Bank by Seller, Buyer or Custodian or may be terminated by any party hereto on ten Business Days' written notice to the other parties; provided, however, that, subject to the section hereof entitled "Event of Default; Continuing Disputes; Effect of Notice of Levy, Etc.", any such termination shall not affect any Repurchase Transaction then outstanding.

     17. Severability. If any provision of this Agreement is held to be unenforceable as a matter of law, the other terms and provisions hereof shall not be affected thereby and shall remain in full force and effect.

     18. Rights and Remedies. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any thereof shall not preclude or inhibit the exercise of any additional rights and remedies; provided, however, that nothing in this Section shall be construed as permitting any person or entity, under any circumstances, to make any claim against Bank for special, indirect or consequential damages arising under or in connection with this Agreement.

     19. Massachusetts Business Trust. This Section 19 applies only if Fund is organized as a Massachusetts business trust.

     (a) The parties hereto agree that the obligations of Fund (and, if applicable, Buyer) under this Agreement shall not be binding upon any of the trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of Fund individually, but are binding only upon the assets and property of Fund (and, if applicable, Buyer), as provided in the Agreement and Declaration of Trust of Fund. Neither authorization of this Agreement by Fund's trustees nor execution and delivery by an officer of Fund shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of Fund (and, if applicable, Buyer) as provided in the Agreement and Declaration of Trust of Fund.

     (b) Fund represents that a copy of its Agreement and Declaration of Trust is on file with the Secretary of the State of the Commonwealth of Massachusetts.

     20. Headings. Section headings are for reference purposes only and shall not be construed as a part of this Agreement.

     21. Assignment. This Agreement shall be binding upon the parties' respective successors and permitted assigns. Neither Buyer, Custodian nor Seller may assign its rights and/or obligations hereunder without the prior written consent of the other parties. Any attempted assignment without such consent shall be null and void.

     22. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     23. Notices. All notices shall be given to the party entitled to receive such notices at the following addresses, telephone numbers and telecopy numbers unless otherwise specified in a notice given pursuant to this Section:

     (a) To Seller. Unless and until Seller shall give written notice to Custodian, Buyer and Bank to the contrary, all notices to Seller shall be sent to ____________, ____________________, attention of ________________, and all notices by telephone to Seller shall be made to ______________ and all notices by telecopy to Seller shall be made to ______________.

     (b) To Custodian. Unless and until Custodian shall give written notice to Seller, Buyer and Bank to the contrary, all written notices to Custodian shall be sent to it at 15 Broad Street, New York, New York 10286, attention ______________, all notices by telephone to Custodian shall be made to ______________ and all notices by telecopy to Buyer shall be made to ______________.

     (c) To Bank. Unless and until Bank shall give written notice to Seller, Buyer and Custodian to the contrary, all written notices to Bank shall be sent to it at 4 New York Plaza, New York, New York l0004, attention of Brokers and Dealers Clearance Department, all notices by telephone to Bank shall be made to Allen B. Clark, Senior Vice President (212) 623-72l9 and all notices by telecopy to the Bank shall be made to (212) 623-5959.

     (d) To Buyer. Unless and until Buyer shall give written notice to Seller, Custodian and Bank to the contrary, all written notices to Buyer shall be sent to Custodian. For informational purposes, Buyer's address is as follows: 200 Park Avenue, New York, New York 10106, attention of ________________. Buyer's telephone is as follows: ______________.

     (e) Troubleshooting List. Buyer, Seller, Custodian and Bank undertake to circulate to the other parties a list of names, addresses and office and home telephone numbers of people designated to be contacted after business hours as necessary.

All notices and instructions shall be deemed given when received.

     24. Force Majeure. Bank shall not be liable to the other parties for any failure or delays arising out of conditions beyond its reasonable control, including, but not limited to, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God and similar occurrences.

     25. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. THE PARTIES HERETO (I) IRREVOCABLY CONSENT TO THE NON EXCLUSIVE JURISDICTION AND VENUE OF ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, (II) IRREVOCABLY WAIVE THE RIGHT TO OBJECT TO THE VENUE OF ANY SUCH COURT ON THE GROUND OF INCONVENIENT FORUM AND (III) IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY REPURCHASE TRANSACTION. TO THE EXTENT THAT, IN ANY JURISDICTION, ANY PARTY, BY ITSELF OR ON BEHALF OF ITS PRINCIPAL, MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, OR FOR ITS PRINCIPAL OR SUCH PRINCIPAL'S ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, SUCH PARTY IRREVOCABLY AGREES NOT TO CLAIM, AND IT HEREBY WAIVES, SUCH IMMUNITY.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of this day of _____, 20 .

JPMORGAN CHASE BANK, N.A.
By:
Title:

(Seller)
By:
Title:

EACH REGISTERED INVESTMENT COMPANY
LISTED ON APPENDIX A
By:
Title:

THE BANK OF NEW YORK
By:
Title:

SCHEDULE 1

Securities	Margin Percentage

Obligations issued or	102%
guaranteed by the United
States government or agencies
or instrumentalities thereof

Cash	100%

SCHEDULE 2